Exhibit 99.1

Sphere 3D Corp. Provides April 2024 Update

STAMFORD, Connecticut - May 14, 2024 - Sphere 3D Corp. (NASDAQ: ANY) ("Sphere 3D," "we," "our" or "us"), dedicated to becoming a growing Bitcoin mining company, is providing a strategic and operational update for April 2024.

Key Highlights

  Partnering with Sunnyside Digital for fleet upgrade and refresh
  29.9 Bitcoin were mined in April 2024
  Month-end operating hash rate was 0.9 EH/s; this reduction was primarily due to machines in transit at month end as well as operational issues at two hosting sites
Metrics	April 2023	March 2024	April 2024
Bitcoin Mined	35.6	26.0	29.9
Bitcoin Sold	41.3	48.0	29.1
Mining Revenue	$1.0 million	$1.7 million	$1.4 million
Bitcoin Holdings	16.2	1.8	2.6
Deployed Miners	~4,330	~12,500	~9,100
Month End Deployed Hash Rate (EH/s)	0.5 EH/s	1.3 EH/s	0.9 EH/s

Strategic Update

We are proactively strategizing for our future growth with a two-pronged approach to our strategic business plan:

  First, we plan to focus on organic growth through a fleet refresh and the addition of more exahash. We believe that a pivotal step in this direction is our recent partnership with Sunnyside Digital. We expect Sunnyside Digital to assist us in divesting a significant portion of our older-generation fleet, while acquiring next-gen machines to bolster efficiency. We expect that the increase in the price of bitcoin over the past few months will allow us to take machines offline and replace them with later generation machines starting in the second quarter of 2024 and continuing in a phased approach over the remainder of the year.
  Second, we plan to grow through strategic M&A.  We are actively pursuing M&A opportunities with an eye toward enhancing shareholder value. Our criteria prioritizes targets with secure vertical integration, which we expect to result in long-term low mining costs. These potential strategic transactions are part of our broader M&A strategy of securing robust long-term infrastructure solutions, with a focus on vertical integration opportunities.

Furthermore, we intend to continue to pursue cost reduction opportunities, both in operations and SG&A.

CEO Comments

"We are dedicated to advancing long-term solutions that drive shareholder value. By prioritizing the reduction of third-party exposure and upgrading our fleet, alongside targeted M&A pursuits emphasizing partners with vertical integration capabilities, we believe we are positioning our company for optimal outcomes," explained Patricia Trompeter, CEO of Sphere 3D. She added, "Maintaining proper financial management has been our focus, to increase flexibility during challenging periods. Our debt-free status has afforded us the freedom to focus on innovative solutions that we believe will position our company for sustained success and productivity. As we refresh our fleet over the coming months, we may experience fluctuations in our bitcoin production, for example, as we progress with our fleet upgrade and refresh."

Production

Over the upcoming months, as we execute our planned strategic steps, we expect to experience volatility in our Bitcoin production.  We expect that this will lead to greater gross profits as more productive machines use less power and generate more bitcoin.

"The significant downtime that we have experienced with our hosting partners in Springfield, MO and Granbury, TX further strengthens our focus on finding a merger partner that enables us to vertically integrate, to enable us to control our own uptime and costs."

About Sphere 3D

Sphere 3D Corp. (NASDAQ: ANY) is a cryptocurrency miner growing its industrial-scale Bitcoin mining operation through the capital-efficient procurement of next-generation mining equipment and partnering with best-in-class data center operators. Sphere 3D is dedicated to growing shareholder value while honoring its commitment to strict environmental, social, and governance standards. For more information about Sphere 3D, please visit Sphere3D.com.

Forward-Looking Statements

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "experts," "plans," "anticipates," "could," "intends," "target," "project," "contemplates," "believes," "believes," "estimates," "predicts," "potential," or "continue" or the negative of these words or other similar terms or expressions. Expectations and beliefs regarding matters discussed herein may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from the projected. The forward-looking statements contained in this communication are also subject to other risks and uncertainties, including those more fully described in filings with the SEC, including Sphere 3D's reports filed on Form 10-K, Form 10-Q and Form 8-K and in other filings made by Sphere 3D with the SEC from time to time and available at www.sec.gov. These forward-looking statements are based on current expectations, which are subject to change.

Sphere 3D Contacts

Kurt Kalbfleisch CFO, Sphere 3D

Investor.relations@sphere3d.com